EXHIBIT 99.1

FOR IMMEDIATE RELEASE - October 28, 2005
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Stockton, California

"Service 1st Bancorp today announced its proposed acquisition of Charter Capital Services, LLC."

October 28, 2005

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent company for Service 1st Bank, today announced its proposed acquisition of Charter Capital Services, LLC.

Charter Capital Services, LLC ("Charter Capital") is a consulting entity founded by Bryan Hyzdu, Company President, and C.E.O. of the Company's principal subsidiary, Service 1st Bank.

Over the past seven years, Mr. Hyzdu has developed a focused expertise in the de novo arena that began with the launch of Service 1st Bank (chartered in November of 1999). Since then, he has assisted three other (mostly southern California) groups prepare and file bank charter applications.

Charter Capital represents a consortium of experienced bankers, former regulators, capital acquisition specialists, attorneys, and other experts devoted exclusively to de novo (i.e., start-up) banks.

Charter Capital offers a "turn-key" approach -- guiding organizing groups from the first series of "possibility" conversations, through every step of the approval and capitalization process, to providing the post-opening resources necessary to enhance the bank's safe, sound, and efficient acceleration toward profitability.

The Board of Directors and Executive Management Team of Service 1st Bancorp has developed a vision for the Company's future that is broader than the geographical (branch) expansion and banking activities of its principal subsidiary, Service 1st Bank. Mr. Hyzdu, in his role as President of Service 1st Bancorp, will have primary implementation responsibility for the success of this expansion strategy. Subject to approval from appropriate regulatory authorities and consistent with applicable rules and regulations under the Bank Holding Company Act of 1956, as amended, and subject to the execution of a definitive agreement to acquire Charter Capital, the Company proposes the acquisition of Charter Capital as the initial step in its goal of expanding the Company's business activities.

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This broadening of the Company's focus and activity necessitates an expansion of its executive management team. A recruitment effort is underway. Mr. Hyzdu remains President and C.E.O. of Service 1st Bank, however, once the team has been successfully expanded to ensure superior management of Service 1st Bank, Mr. Hyzdu will shift his primary focus away from managing the bank in favor of leading the Company's strategic expansion. No specific timetable for the transition has been established.

Inquiries may be directed to Bryan Hyzdu at bhyzdu@service1stbank.com -or- (209) 993-2202 or John Brooks at jbrooks@service1stbank.com -or- (209) 820-7953.


                           Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.


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